Exhibit 99.01

Continucare Corporation Reports Record Financial Results for Third Quarter of Fiscal 2010

MIAMI--(BUSINESS WIRE)--May 5, 2010--Continucare Corporation (NYSE Amex: CNU) today reported financial results for its third quarter of fiscal 2010. Financial highlights for the quarter include:

  Total revenue of $80.3 million, a 6% increase compared to $75.4 million for the same period last year;
  Income from operations of $9.7 million, a 38% increase compared to $7.0 million for the same period last year;
  Net income of $5.9 million, a 36% increase compared to $4.3 million for the same period last year; and
  Earnings per diluted share increased to $0.09 compared to $0.07 per diluted share for the same period last year.

For the nine-months ended March 31, 2010, total revenue increased 12% to $231.5 million compared to $206.0 million for the same period last year. Income from operations during the nine-month period increased 59% to $27.0 million compared to $17.0 million for the same period last year. Net income for the nine-month period increased 57% to $16.5 million, or $0.27 per diluted share, compared to $10.5 million, or $0.17 per diluted share, for the same period last year.

Continucare’s cash and cash equivalents increased to $32.8 million at March 31, 2010 compared to $13.9 million at June 30, 2009, while working capital increased to $42.8 million at March 31, 2010 compared to $25.5 million at June 30, 2009. Total liabilities were $15.9 million at March 31, 2010 compared to $14.1 million at June 30, 2009. Shareholders’ equity was $130.0 million at March 31, 2010 compared to $111.2 million at June 30, 2009.

“We are extremely pleased with our third quarter performance which represents our 12th consecutive quarter of year-over-year improvement,” said Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer. “Record revenues and improved utilization outcomes yielded an improved medical loss ratio and increased operating profits. Continued strong operating results further strengthened our financial position as evidenced by our quarter-end cash and working capital positions which were at record levels and our balance sheet which remained virtually free of long-term indebtedness.”

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities and independent physician affiliates (IPAs) in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides health practice management services to IPAs who practice primary care medicine in South Florida. Continucare assists these physicians with medical utilization and pharmacy management and specialist network development, freeing them to devote more time to patient care. Also, through its subsidiary, Seredor Corporation, Continucare operates sleep diagnostic centers in seven states. For more information on Continucare please visit www.continucare.com, and for more information on Seredor please visit www.Seredor.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the following: our operations are dependent on three health maintenance organizations; under our most important contracts we are responsible for the cost of medical services to our patients in return for a capitated fee; our revenues will be affected by the Medicare Risk Adjustment program; if we are unable to manage medical benefits expense effectively, our profitability will likely be reduced; a failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability; we compete with many health care providers for patients and HMO affiliations; we may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals; our business exposes us to the risk of medical malpractice lawsuits; we primarily operate in Florida; a significant portion of our voting power is concentrated; we are dependent on our executive officers and other key employees; we depend on the management information systems of our affiliated HMOs; we depend on our information processing systems; the volatility of our stock price; a failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities; our intangible assets represent a substantial portion of our total assets; competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth; our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences; enacted health care reform could adversely affect our business; a decrease to our Medicare capitation payments may have a material adverse effect on our results of operations, financial position and cash flows; we are subject to government regulation; the health care industry is subject to continued scrutiny; our insurance coverage may not be adequate, and rising insurance premiums could negatively affect our profitability; deficit spending and economic downturns could negatively impact our results of operations; and many factors that increase health care costs are largely beyond our ability to control. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	March 31, 2010	June 30, 2009
Current assets:
Cash and cash equivalents	$32,778,393	$13,895,823
Certificate of deposit	666,418	-
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $23,105,000 and $23,719,000 at March 31, 2010 and June 30, 2009, respectively	16,474,615	17,323,599
Prepaid expenses and other current assets	1,682,126	812,970
Deferred income tax assets	140,584	141,420
Total current assets	51,742,136	32,173,812
Certificates of deposit, restricted	-	1,233,653
Property and equipment, net	12,519,657	10,489,383
Goodwill	74,021,585	73,204,582
Intangible assets, net of accumulated amortization of approximately $4,379,000 and $3,406,000 at March 31, 2010 and June 30, 2009, respectively	4,623,274	5,253,666
Deferred income tax assets	2,869,348	2,795,588
Other assets, net	89,614	152,702
Total assets	$145,865,614	$125,303,386
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$868,379	$652,305
Accrued expenses and other current liabilities	6,973,009	4,455,675
Income taxes payable	1,084,566	1,575,511
Total current liabilities	8,925,954	6,683,491
Deferred income tax liabilities	6,714,894	6,435,732
Other liabilities	217,969	981,640
Total liabilities	15,858,817	14,100,863
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 60,077,299 shares issued and outstanding at March 31, 2010 and 59,391,049 shares issued and outstanding at June 30, 2009	6,008	5,939
Additional paid-in capital	107,517,094	105,210,519
Accumulated earnings	22,483,695	5,986,065
Total shareholders’ equity	130,006,797	111,202,523
Total liabilities and shareholders’ equity	$145,865,614	$125,303,386

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenue	$80,274,545	$75,395,799
Operating expenses:
Medical services:
Medical claims	52,081,382	53,217,866
Other direct costs	8,052,068	7,232,634
Total medical services	60,133,450	60,450,500
Administrative payroll and employee benefits	5,208,903	3,539,646
General and administrative	5,194,384	4,364,000
Total operating expenses	70,536,737	68,354,146
Income from operations	9,737,808	7,041,653
Other income (expense):
Interest income	13,509	27,843
Interest expense	(104,614)	(9,087)
Income before income tax provision	9,646,703	7,060,409
Income tax provision	3,746,092	2,733,906

Net income	$5,900,611	$4,326,503

Net income per common share:
Basic	$.10	$.07
Diluted	$.09	$.07

Weighted average common shares outstanding:
Basic	59,984,393	59,904,532
Diluted	62,186,634	60,848,054

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended March 31,
	2010	2009

Revenue	$231,503,010	$206,000,328
Operating expenses:
Medical services:
Medical claims	155,062,089	145,683,860
Other direct costs	23,425,011	21,534,562
Total medical services	178,487,100	167,218,422
Administrative payroll and employee benefits	12,260,742	9,393,652
General and administrative	13,771,529	12,410,761
Total operating expenses	204,519,371	189,022,835
Income from operations	26,983,639	16,977,493
Other income (expense):
Interest income	46,692	151,634
Interest expense	(111,120)	(17,184)
Income before income tax provision	26,919,211	17,111,943
Income tax provision	10,421,581	6,629,498

Net income	$16,497,630	$10,482,445

Net income per common share:
Basic	$.28	$.17
Diluted	$.27	$.17

Weighted average common shares outstanding:
Basic	59,657,867	62,059,381
Diluted	61,531,035	63,119,454

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,497,630	$10,482,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,114,468	1,660,956
Loss on disposal of fixed assets	10,946	64,586
Loss on impairment of fixed assets	96,000	-
Compensation expense related to issuance of stock options	1,125,443	908,954
Excess tax benefits related to exercise of stock options	(336,288)	-
Deferred income tax expense	206,238	(161,856)
Changes in operating assets and liabilities:
Due from HMOs, net	848,984	1,153,491
Prepaid expenses and other current assets	(253,450)	(148,336)
Other assets, net	79,498	93,555
Accounts payable	205,799	498,004
Accrued expenses and other current liabilities	1,209,457	(1,079,590)
Income taxes payable	(154,657)	(188,646)
Net cash provided by operating activities	21,650,068	13,283,563

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of certificates of deposit	575,603	-
Purchase of certificates of deposit	(8,368)	(19,888)
Acquisition of sleep diagnostic centers, net of cash acquired	(1,592,346)	-
Purchase of property and equipment	(2,672,866)	(2,161,231)
Net cash used in investing activities	(3,697,977)	(2,181,119)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(250,722)	(83,092)
Proceeds from exercise of stock options	844,913	10,625
Excess tax benefits related to exercise of stock options	336,288	-
Repurchase of common stock	-	(10,608,315)
Net cash provided by (used in) financing activities	930,479	(10,680,782)

Net increase in cash and cash equivalents	18,882,570	421,662
Cash and cash equivalents at beginning of period	13,895,823	9,905,740
Cash and cash equivalents at end of period	$32,778,393	$10,327,402

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment with proceeds of capital lease obligations	$222,172	$103,667
Retirement of treasury stock	$-	$10,608,315

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$10,370,000	$6,980,000
Cash paid for interest	$14,120	$12,184

CONTACT:
Continucare Corporation
Fernando L. Fernandez, Senior Vice President – Finance, 305-500-2105